State of Delaware
Secretary of State
Division of Corporations
Delivered 12:10 PM 02/18/2022
FILED 12:10 PM 02/18/2022
SR 20220590218 - File Number 7411176

CERTIFICATE OF AMEDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ORACLE HEALTH, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Oracle Health, Inc. (the "***Corporation***"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation pursuant to a written consent in lieu of a meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and recommending that the stockholders of the Corporation approve such amendments. The resolutions setting forth the proposed amendments are as follows:

> RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing "Section 4.1. Authorized Shares" that, as amended, said Section 4.1 shall be and read as follows:
>
> "The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock, $0.00001 par value per share (the "**Common Stock**"), and Ten Million (10,000,000) shares of preferred stock, $0.00001 par value per share (the "**Preferred Stock**")."

SECOND: That thereafter stockholders of the Corporation holding the necessary number of shares as required by statute duly adopted resolutions voting in favor of the proposed amendments pursuant to a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Oracle Health, Inc. has caused this Certificate of Amendment to be signed this 17th day of February, 2022.

ORACLE HEALTH, INC.

By:/s/ Jaeson Bang
Name: Jaeson Bang
Title: Chief Executive Officer